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                                                                      EXHIBIT 9b

                        SERVICING ORGANIZATION AGREEMENT

                    SERVICE ORGANIZATION AGREEMENT, dated as of November 25, 1996, by and between INTRUST FUNDS Trust (the "Trust"), a Delaware business trust, and __________________________ (the "Financial Institution"), as a shareholder servicing agent hereunder (the "Agent") relating to transactions in shares of capital stock, $.001 par value (the "Shares"), of any of the existing investment portfolios offered by the Trust (the "Funds"). In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it decides to retain the Financial Institution hereunder, the Trust shall promptly notify the Financial Institution in writing. If the Financial Institution is willing to render such services, it shall notify the Trust in writing whereupon such portfolio shall become a Fund hereunder.

                    The Trust and the Financial Institution hereby agree as follows:

                    1. Appointment. The Financial Institution, as Agent, hereby agrees to perform certain services for its customers (the "Customers") as hereinafter set forth. The Agent's appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, the Trust may enter into other shareholder servicing agreements, in writing, with other financial institutions.

                    2. Services to be Performed. The Agent, as agent for its Customers, shall be responsible for performing shareholder administrative support services, which will include the following: (i) answering customer inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares of the Funds may be effected and certain other matters pertaining to the Funds; (ii) assisting shareholders in designating and changing dividend options, account designations and addresses;
(iii) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (iv) assisting in aggregating and processing purchase, exchange and redemption transactions; (v) placing net purchase and redemption orders with the Trust's distributor; (vi) arranging for wiring of funds; (vii) transmitting and receiving funds in connection with customer orders to purchase or redeem shares; (viii) processing dividend payments; (ix) verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts, as necessary; (x) providing periodic statements showing a customer's account balance and, to the extent practicable, integrating such information with other customer transactions otherwise effected through or with the Shareholder Servicing Agent; (xi) furnishing (either separately or on an integrated basis with other reports sent to a shareholder by a Shareholder Servicing Agent) monthly and year-end statement and confirmations of purchases, exchanges and redemptions; (xii) transmitting on behalf of the Trust, proxy statements annual reports, updating prospectuses and other communications from the Trust to the shareholders of the Funds; (xiii) receiving, tabulating and transmitting to the Trust proxies executed by shareholders with respect to meetings of shareholders of the Funds; and (xiv) providing such other related services as the Trust or a shareholder may request.
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                    The Agent shall provide all personnel and facilities
necessary in order for it to perform the functions described in this paragraph with respect to its Customers.

                    3.       Fees.

                    3.1 Fees from the Trust. In consideration for the services described in Section 2 hereof and the incurring of expenses in connection therewith, the Agent shall receive a fee, computed daily and payable monthly, at the annual rate of 0.05% of the daily net asset value of Shares of the Institutional Service Class of each Fund and 0.50% of the daily net asset value of Shares of the Institutional Premium Class of each Fund.

                    3.2. Fees from Customers. It is agreed that the Financial Institution may impose certain conditions on Customers, in addition to or different from those imposed by the Trust, such as requiring a minimum initial investment or imposing limitations on the amounts of transactions. It is also understood that the Financial Institution may directly credit or charge fees to Customers in connection with an investment in the Funds. The Financial Institution shall credit or bill Customers directly for such credits or fees. In the event the Financial Institution charges Customers such fees, it shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers both of any direct fees charged to the Customer and of the fees received or to be received by it from the Trust pursuant to Section 3.1 of this Agreement. It is understood however, that in no event shall the Financial Institution have recourse or access as Agent or otherwise to the account of any shareholder of the Trust except to the extent expressly authorized by law or by such shareholder, or to any assets of the Trust, for payment of any direct fees referred to in this Section 3.2.

                    4. Approval of Materials to be Circulated. Advance copies or proofs of all materials which are to be generally circulated or disseminated by the Agent to Customers or prospective Customers which identify or describe the Trust shall be provided to the Trust at least 10 days prior to such circulation or dissemination (unless the Trust consents in writing to a shorter period), and such materials shall not be circulated or disseminated or further circulated or disseminated at any time after the Trust shall have given written notice to the Agent of any objection thereto.

                    Nothing in this Section 4 shall be construed to make the Trust liable for the use of any information about the Trust which is disseminated by the Agent.

                    5. Compliance with Laws, etc. The Agent shall comply with all applicable federal and state laws and regulations in the performance of its duties under this Agreement, including securities laws.

                    6. Limitation of Agent's Liability. In consideration of the Agent's undertaking to render the services described in this Agreement, the Trust agrees that the Agent shall not be liable under
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this Agreement for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Agent against any liability to the Trust or its shareholders to which the Agent would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Agent's duties under this Agreement or by reason of the Agent's reckless disregard of its obligations and duties hereunder.

                    7. Indemnification. The Trust agrees to indemnify and hold harmless the Agent from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Trust Act of 1940, as amended, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including attorneys' fees and disbursements arising directly or indirectly from (i) any misstatements or omissions in the Trust's Prospectus, or (ii) any action or thing which the Agent takes or does or omits to take or do reasonably believed by the Agent to be at the request or direction or in reliance on the advice or instructions, whether oral or written, of the Trust provided, that the Agent shall not be indemnified against any liability to the Trust or to its shareholders (or any expenses incident to such liability) arising out of the Agent's own willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. In order that the indemnification provision contained in this paragraph shall apply, it is understood that if in any case the Trust may be asked to indemnify or save the Agent harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, it will so notify the Agent and thereupon the Trust shall take over complete defense for the claim, and the Agent shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this paragraph. The Agent shall in no case confess any claim or make any compromise or settlement in any case in which the Trust will be asked to indemnify the Agent, except with the Trust's prior written consent.

                    8. Limitation of Shareholder Liability, etc. The Agent hereby agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets and that the Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. It is further agreed that the Agent shall not seek satisfaction of any such obligations from the Board of Trustees or any individual Trustee of the Trust.

                    9. Notices. All notices or other communications hereunder to either party shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed
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(a) if to the Trust, at the address of the Trust, or (b) if to the Agent, at
3435 Stelzer Road, Columbus, Ohio 43219.

                    10. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                    11. Termination. This Agreement will continue in effect until two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Trust's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Agent or by the Agent on (60) days' written notice to the Trust. Notice of termination of the Shareholder Servicing Plan by the Board of Trustees, pursuant to which this Agreement has been entered, shall constitute a notice of termination of this Agreement.

                    12. Changes; Amendments. This Agreement may be changed or amended only by written instrument signed by both Parties.

                    13. Reports. The Agent will provide the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to its Board of Trustees concerning this Agreement and the monies paid or payable under this Agreement, as well as any other reports or filings that may be required by law.

                    14. Subcontracting by Agent. The Agent may subcontract for the performance of the Agent's obligations hereunder with any one or more persons, including but not limited to any one or more persons which is an affiliate of the Agent; provided, however, that the Agent shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions. The Agent shall notify the Trust of any such arrangements no later than the next meeting of the Trust's Board of Trustees following the entry by the Agent into such arrangements. Notwithstanding this paragraph or paragraph 11 of this Agreement, the Trust reserves the right to terminate this Agreement immediately or upon such notice as the Trust, in its sole discretion, determines to give, and without payment of any penalty, if the Trust notifies the Agent that any subcontractor of the Agent is unacceptable to the Trust for any reason and the Agent does not terminate its arrangements with such subcontractor as promptly as reasonably practicable.
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                    15.      Governing Law.  This Agreement shall be governed
by the laws of the State of New York.

                    16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement has been executed on behalf of the Trust by the undersigned not individually, but in the capacity indicated.

                                        INTRUST FUNDS TRUST



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                                        Financial Institution


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